Exhibit 3.5
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ONYX PHARMACEUTICALS, INC.
     ONYX PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware (the “Company”), Does Hereby Certify:
1.	The name of the corporation is Onyx Pharmaceuticals, Inc.
2.	The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on May 14, 1996. Certificates of Amendment to the Amended and Restated Certificate of Incorporation of the Company were filed with the Secretary of State of the State of Delaware on June 13, 2000 and May 25, 2006. The original Certificate of Incorporation of the Company was filed on April 1, 1996.
3.	The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation law of the State of Delaware, duly adopted resolutions to amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:
“IV.
This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is two hundred five million (205,000,000) shares. Two hundred million (200,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).”
4.	Thereafter, pursuant to a resolution of the Board of Directors, this Amendment was submitted to the stockholders of the Company for their approval and was duly approved by the holders of the necessary number of shares of the Company’s voting securities in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     In Witness Whereof, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 26th day of May 2011.

ONYX PHARMACEUTICALS, INC
By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer

ATTEST:

By:	/s/ Robert L. Jones

Robert L. Jones Secretary